As filed with the Securities and Exchange Commission on June 12, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 Space Exploration Technologies Corp.
(Exact name of registrant as specified in its charter)

Texas	01-0627671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Rocket Road
Starbase, Texas 78521
(Address of principal executive offices, including zip code)
Space Exploration Technologies Corp. Amended and Restated 2024 Equity Incentive Plan
Space Exploration Technologies Corp. Second Amended and Restated 2017 Employee Stock Purchase Plan
Space Exploration Technologies Corp. 2015 Equity Incentive Plan
Swarm Technologies, Inc. 2017 Stock Plan
xAI Holdings Corp. 2025 Equity Incentive Plan
xAI Corp. Amended and Restated 2023 Equity Incentive Plan
X Holdings Corp. 2023 Incentive Plan
(Full title of the plans)
Elon Musk
Chief Executive Officer
1 Rocket Road
Starbase, Texas 78521
Tel: (310) 363-6000
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Hillary H. Holmes Harrison Tucker Gina Hancock Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 Tel: (346) 718-6600	Bret Johnsen Michael Smith Space Exploration Technologies Corp. 1 Rocket Road Starbase, Texas 78521 Tel: (310) 363-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Space Exploration Technologies Corp. (the “Registrant”) in order to register (i) 300,894,150 shares of Class A common stock, par value $0.001 per share, of the Registrant (“Class A Common Stock”) reserved for issuance under the Space Exploration Technologies Corp. Amended and Restated 2024 Equity Incentive Plan (the “2024 Plan”), (ii) 33,637,915 shares of Class A Common Stock issuable pursuant to the exercise of options outstanding under the 2024 Plan, (iii) 58,511,785 shares of Class A Common Stock issuable pursuant to restricted stock units (“RSUs”) outstanding under the 2024 Plan, (iv) 24,026,920 shares of Class A Common Stock reserved for issuance pursuant to the Space Exploration Technologies Corp. Second Amended and Restated 2017 Employee Stock Purchase Plan (the “2017 ESPP”), (v) 83,482,780 shares of Class A Common Stock issuable pursuant to the exercise of options outstanding under the Space Exploration Technologies Corp. 2015 Equity Incentive Plan (the “2015 Plan”), (vi) 29,496,450 shares of Class A Common Stock issuable pursuant to RSUs outstanding under the 2015 Plan, (vii) 4,850 shares of Class A Common Stock issuable pursuant to the exercise of options outstanding under the Swarm Technologies, Inc. 2017 Stock Plan, (viii) 3,397,445 shares of Class A Common Stock issuable pursuant to the exercise of options outstanding under the xAI Corp. Amended and Restated 2023 Equity Incentive Plan (the “xAI 2023 Plan”) and 2,490,185 shares of Class A Common Stock issuable upon conversion, on a one-for-one basis, of 2,490,185 shares of Class B Common Stock, par value $0.001 per share, of the Registrant (“Class B Common Stock”) issuable pursuant to the exercise of options outstanding under the xAI 2023 Plan, (ix) 3,407,805 shares of Class A Common Stock issuable pursuant to RSUs outstanding under the xAI 2023 Plan and 815,010 shares of Class A Common Stock issuable upon conversion, on a one-for-one basis, of 815,010 shares of Class B Common Stock issuable pursuant to the settlement of RSUs outstanding under the xAI 2023 Plan, (x) 24,622,980 shares of Class A Common Stock issuable pursuant to RSUs outstanding under the xAI Holdings Corp. 2025 Equity Incentive Plan, and (xi) 5,801,800 shares of Class A Common Stock issuable pursuant to RSUs outstanding under the X Holdings Corp. 2023 Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:
(a)The Registrant’s prospectus filed with the SEC on June 12, 2026, pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form S-1, initially filed with the SEC on May 20, 2026 (File No. 333-296070), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and
(b)The description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form 8-A (File No. 001-43344), filed by the Registrant with the SEC under Section 12(b) of the Exchange Act on June 10, 2026, including any amendments or reports filed for the purpose of updating such description

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that it may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
See the description of the Registrant’s Class A Common Stock and Class B Common Stock set forth in the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-296070).
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under the Texas Business Organizations Code (the “TBOC”), the charter of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the charter, to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director or officer. The TBOC does not authorize elimination or limitation of liability to the extent the director or officer is found liable under applicable law for:
•any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders;
•any act or omission not in good faith that constitutes a breach of duty of the director or officer to the corporation or that involves intentional misconduct or a knowing violation of law;
•any transaction from which the director or officer receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or
•an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.
The Registrant’s charter provides that the Registrant’s directors and officers are not liable to the Registrant or its shareholders for monetary damages for an act or omission by the director or officer in his or her capacity as a director or officer or for a breach of any duty as a director or officer to the fullest extent permitted by the TBOC, as it exists or as amended from time to time.
The TBOC provides that a corporation must indemnify a director or former director against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director, or is or was serving as a representative of another enterprise or organization or an employee benefit plan while serving as a director, if the director or former director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors where indemnification is not mandated by the TBOC; however, such permissive indemnification is subject to certain limitations and the director satisfying specified standards of conduct. The TBOC also provides that officers must be indemnified to the same extent as directors are required to be indemnified under the TBOC and that a court may also order indemnification under various circumstances. In addition, the TBOC permits indemnification in certain circumstances in which we would not otherwise have the power to do so under the provisions of the TBOC or the Registrant’s charter or bylaws if that indemnification is approved by the shareholders of the Registrant.
The Registrant’s bylaws provide that, to the fullest extent permitted by the TBOC, the Registrant must indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, including an appeal thereof, by reason of the fact that the person is or was a director or an officer (who is appointed by the Registrant’s board or specifically designated as such by the Registrant’s chief executive officer, president or chief financial officer) of the Registrant, or while a director or officer of the Registrant is or was serving at the request of the Registrant as a director, officer, partner, venturer, trustee, employee, administrator or agent of another entity, trust or enterprise, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person satisfied a specified standard of conduct. The Registrant’s bylaws also provide that expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in defending any proceeding will be paid by the Registrant in advance of the final disposition of the proceeding upon written request from that person subject to the person satisfying certain conditions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
The TBOC and the Registrant’s bylaws permit the Registrant to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity, whether or not the Registrant would have the power to indemnify that person under the TBOC. Pursuant to this authority, we maintain such insurance for the officers, employees, directors and agents of the Registrant and its subsidiaries. We have also entered into written indemnification agreements with each of the Registrant’s officers and directors that provide, in general, that we will indemnify them against loss and liability arising from, and will pay or reimburse their actual and reasonable expenses incurred in advance of the final disposition of any legal proceeding involving their service to the Registrant or on the Registrant’s behalf. As permitted by the TBOC, because these agreements were approved by the Registrant’s shareholders, the agreements may require indemnification or payment of expenses in favor of the indemnitee in certain circumstances in which we would not otherwise have the power to do so under the provisions of the TBOC or the Registrant’s charter or bylaws. Pursuant to a written undertaking provided by any director or officer who requests the Registrant to reimburse or pay that person’s expenses in advance of the final disposition of the proceeding, the director or officer will be required to repay the advanced expenses to the Registrant if it is found that such director or officer is not entitled to indemnification under applicable law and the Registrant’s bylaws.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit
4.1
Form of Restated Certificate of Formation of Space Exploration Technologies Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 20, 2026)

4.2
Form of Amended and Restated Bylaws of Space Exploration Technologies Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 20, 2026)

4.3
Form of Class A Common Stock Certificate of Space Exploration Technologies Corp. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 20, 2026)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Space Exploration Technologies Corp.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

99.1*	Space Exploration Technologies Corp. Amended and Restated 2024 Equity Incentive Plan

99.2*	Space Exploration Technologies Corp. Second Amended and Restated 2017 Employee Stock Purchase Plan

99.3
Space Exploration Technologies Corp. Amended & Restated 2015 Equity Incentive Plan and Form of Stock Option Grant Notice and Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on May 20, 2026)

99.4*	Swarm Technologies, Inc. 2017 Stock Plan

99.5*	xAI Holdings Corp. 2025 Equity Incentive Plan

99.6*	xAI Corp. Amended and Restated 2023 Equity Incentive Plan

99.7*	X Holdings Corp. 2023 Incentive Plan

107*	Filing Fee Table
___________
*Filed herewith
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 12th day of June, 2026.

Space Exploration Technologies Corp.

By:	/s/ Elon Musk
Name:	Elon Musk
Title:	Chief Executive Officer and Chief Technical Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Gwynne Shotwell and Bret Johnsen and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for such person and in such person’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of June, 2026.

Signature	Title

/s/ Elon Musk	Elon Musk
Chief Executive Officer, Chief Technical Officer and Chairman of the Board (principal executive officer)

/s/ Gwynne Shotwell	Gwynne Shotwell
President, Chief Operating Officer and Director

/s/ Bret Johnsen	Bret Johnsen
Chief Financial Officer (principal financial and accounting officer)

/s/ Ira Ehrenpreis	Ira Ehrenpreis
Director

/s/ Randy Glein	Randy Glein
Director

/s/ Antonio J. Gracias	Antonio J. Gracias
Director

/s/ Donald Harrison	Donald Harrison
Director

/s/ Steve Jurvetson	Steve Jurvetson
Director

/s/ Luke Nosek	Luke Nosek
Director